Exhibit 99.3

Press Release	Source: Empire Energy Corporation International

Empire Energy Corporation International Completes Bidders Statement to Acquire GSLM, a Company with a Five-Year License to Explore the Tasmania Basin

Friday March 4, 10:36 am ET

OVERLAND PARK, Kan.--(BUSINESS WIRE)--March 4, 2005--Empire Energy Corporation International (OTCBB:EEGC - News) announced today that they are submitting documentation to the Australian Securities and Investments Commission, as required under Australian law, in the form of a Bidder's Statement relating to an offer to acquire Great South Land Minerals, Ltd (GSLM), an oil and gas exploration company operating in Tasmania, Australia.

The offer being submitted to the shareholders of GSLM provides those shareholders the opportunity to exchange their GSLM ordinary shares for an equal number of shares of Empire common stock. The offer is being made for all the issued and outstanding ordinary shares of GSLM, with a minimum tender condition of more than 50%.

Malcolm Bendall, Chairman of the Board of Great South Land Minerals, Ltd. and President of Empire Energy Corporation International said: "We expect to receive a favorable response to the offer from the shareholders of GSLM and expect that sufficient numbers of shares will be tendered to reach the minimum condition promptly. We are pleased with the opportunity presented by this merger and look forward to moving ahead with the exploration and drilling of the Tasmanian property. This property consists of a 3,700,000 acre Special Exploration License (SEL 13/98) which GSLM has the exclusive right to explore, drill and develop through September 2009 and presents what we believe to be a world-class, frontier basin, oil and gas exploration opportunity."

Empire is a United States-based oil and gas company that intends to expand its operations into Tasmania, Australia, as a result of this merger. GSLM holds an exploration license in the State of Tasmania, Australia.

This Press Release contains forward-looking statements which reflect our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and GSLM's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.